CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 (No. 333-283594) and in this Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 (No. 333-266576) (the “Registration Statement”) of our report dated March 20, 2025 relating to the financial statements and financial statement schedules of Equitable Financial Life Insurance Company of America, and consent to the incorporation by reference in the Registration Statement of our report dated April 10, 2025 relating to the financial statements of each of the variable investment options of Separate Account AA indicated in our report.

/s/ PricewaterhouseCoopers LLP New York, New York August 22, 2025